Exhibit 99.1

MusclePharm to Explore Sale of Its BioZone Laboratories Nevada Subsidiary’s Business

Company Remains Committed to Maximizing Shareholder Value

DENVER – 11/17/15 -- MusclePharm Corporation (OTCQB: MSLP) ("MusclePharm" or the "Company"), a scientifically driven, performance-lifestyle sports nutrition company, today announced that it has previously retained an investment banker to explore the sale of all or substantially all of the assets of its BioZone Laboratories Inc. subsidiary.

BioZone is a developer, manufacturer, and marketer of over-the-counter drugs and preparations, cosmetics, and nutritional supplements. BioZone also develops novel drug delivery platforms, including its QuSome® technology.

“We remain committed to acting in the best interests of our shareholders and further maximizing shareholder value,” said Ryan Drexler, Executive Chairman of the Board. “At the end of the day, we are a sales and marketing company, and that is where we want to focus. As a result, we are going to concentrate on our core competencies while leaving other aspects of the business to strategic partners or outside parties who can bring more expertise to those areas than us.”

As part of this process, MusclePharm has retained investment bank Canaccord Genuity Inc. to advise the Board of Directors and management with respect to a sale. The Company said there can be no assurance that its evaluation process will result in any transaction or that any transaction, if pursued, will be consummated.

MusclePharm, through a Nevada subsidiary, BioZone Laboratories, acquired substantially all of the assets of BioZone Pharmaceuticals Inc., a California company, and its subsidiaries, in January 2014. The transaction included all assets associated with BioZone's QuSomes®, HyperSorb™ and EquaSome™ technologies; BioZone's Baker-Cummins line of products; and, the name "BioZone". BioZone's patented QuSomes® technology enhances the absorption of topical and other drugs.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company's business. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, the Company's Quarter Reports on Form 10-Q and other filings submitted by the Company to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

Contact:

Sitrick and Company

Seth Lubove, (310) 788-2850

slubove@sitrick.com

Source: MusclePharm Corporation

Released November 17, 2015